UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 20, 2011

NORTEL NETWORKS CORPORATION

(Exact name of registrant as specified in its charter)

CANADA	001-07260	98-0535482
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5945 AIRPORT ROAD, SUITE 360, MISSISSAUGA, ONTARIO, CANADA		L4V 1R9
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 905-863-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On June 20, 2011, Nortel Networks Corporation announced that the Ontario Superior Court of Justice (the Canadian Court) and the U.S. Bankruptcy Court for the District of Delaware (the U.S. Court) have directed Nortel, Nortel Networks Limited and its other Canadian subsidiaries that filed for creditor protection under the Companies’ Creditors Arrangement Act (CCAA), the Nortel U.S. entities that filed for similar protection under Chapter 11 of the U.S. Bankruptcy Code, the Nortel entities under administration in the U.K. and certain other EMEA jurisdictions, as well as certain other parties, to participate in a joint mediation of the issues raised in the motions heard by the two courts on June 7, 2011. The Canadian Court and U.S. Court together will appoint a sole mediator by supplemental order. The directions also provide that the mediator shall determine the time, date, place and protocol of the mediation. If the parties agree, the mediator will have expanded authority to conduct an arbitration in respect of this matter.

The directions were made pursuant to motions filed in the Canadian Court and U.S. Court that had sought orders establishing an allocation protocol regarding the allocation of sale proceeds from the sales of Nortel’s businesses and patent portfolio. The motions were heard at a joint hearing of the Canadian Court and U.S. Court on June 7, 2011 and the decisions of both courts are currently under reserve. While the decisions are pending, the Canadian Court and U.S. Court concluded to direct the parties to mediation, as set out above, to attempt to progress these matters to ultimate resolution.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS CORPORATION

By:	/S/ ANNA VENTRESCA
Anna Ventresca General Counsel-Corporate and Corporate Secretary

By:	/S/ JOHN M. DOOLITTLE
John M. Doolittle Senior Vice-President, Finance and Corporate Services

Dated: June 20, 2011

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